Exhibit 23.2

Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691

Consent of Independent Registered
Public Accounting Firm

We hereby consent to the incorporation by reference into this Post-Effective Amendment No. 2 on Form F-3 to the Registration Statement on Form F-1 (No. 333-267568) of Iris Energy Limited of our report dated September 13, 2023, on the consolidated financial statements of Iris Energy Limited which appears in the Annual Report on Form 20-F for the year ended June 30, 2023, of Iris Energy Limited. We also consent to the reference to us under the heading “Experts” in such registration statement and in the prospectus included in such registration statement.

Yours very truly,

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada
September 13, 2023

Member of Grant Thornton International Ltd	rcgt.com